Exhibit B

June 17, 2008

To our Customers & Partners:

Today Motive and Alcatel-Lucent announced that they have entered into a definitive agreement by which Alcatel-Lucent will acquire Motive. This strategic combination is a natural evolution of the existing 3-year relationship agreement between Motive and Alcatel-Lucent. Since 2005, the two companies have jointly developed and sold remote home network management solutions and have more than 40 joint customers. Moving forward, we believe that the proposed acquisition will provide Motive the scale needed to meet the long term needs of customers and partners. In addition, upon consummation of the proposed transaction, the acquisition will provide Motive with access to the capital, technology and people necessary to deliver on our commitments and ensure a strong future for our customers.

The current relationship between Motive and Alcatel-Lucent is already strong. Our customers, organizations, and technology are highly complementary, with each company bringing strengths to the other. Upon consummation of the proposed transaction, the acquisition will combine Alcatel-Lucent’s offerings in home network management with Motive’s offerings in this space. In addition, Motive’s portfolio of Mobile Service Management solutions offers Alcatel-Lucent a natural extension into emerging areas such as the management of mobile and converged services. The combination of Motive’s software solutions with Alcatel-Lucent’s world-class equipment will help broadband and mobile service providers deliver a seamless, consistent customer experience across converged services, networks and devices.

Both Motive and Alcatel-Lucent remain committed to the evolution of wireline and wireless device management standards, and Motive will maintain its hardware-independent focus going forward. We will continue building strong relationships with our partners to foster new business opportunities and innovations that improve our customers’ businesses. The Motive and Alcatel-Lucent Partner Network is a growing group of distinguished companies that share our vision to help service providers worldwide lower operational costs and deliver next-generation data, voice and video services.

We are embarking immediately on an integration and transition process slated for completion by early in the fourth quarter of this year. We are committed to upholding all existing customer and product delivery schedules during this process. Motive recognizes the investment you have made in our products and is dedicated to ensuring your ongoing success. If you have any questions regarding today’s news and its implications for your company, please do not hesitate to contact your account team.

Since its inception, Motive has focused on delivering service management solutions that help service providers simplify and enhance the customer experience. We have consistently set goals and achieved them. Today’s announcement is a strategic step in our growth strategy. I would like to take this opportunity to thank you for helping us further our mission and look forward to a strong, continuing relationship with you in the future.

/s/ Alfred Mockett

Alfred Mockett

Chairman and CEO

Motive, Inc.

12515 Research Blvd.  |  Building 5  |  Austin, Texas 78759  |  Tel +1 512.339.8335  |  Fax +1 512.339.9040  |  www.motive.com

Safe Harbor for Forward Looking Statements

This letter contains forward looking information based on the current expectations of Alcatel-Lucent and Motive. Because forward looking statements involve risks and uncertainties, actual results could differ materially. All statements other than statements of historical fact are statements that could be deemed forward looking statements, including the expected benefits and costs of the transaction, management plans relating to the transaction, the anticipated timing of filings and approvals relating to the transaction, the ability of Motive to satisfy all conditions to closing of the transaction, the expected timing of the completion of the transaction, the ability to complete the transaction, any statements of the plans, strategies and objectives of future operations, and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected, risks related to the timing or ultimate completion of the transaction, that, prior to the completion of the transaction, Motive’s business may not perform as expected due to uncertainty; that the parties are unable to successfully implement integration strategies, and other risks that are described from time to time in the public filings of Alcatel-Lucent and Motive with the U.S. Securities and Exchange Commission.

The forward looking statements speak only as of the date of this letter. Alcatel-Lucent and Motive expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward looking statements included in this letter to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based

Important Additional Information

Please note that this letter is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities. The tender offer that is a part of the transaction described herein has not yet commenced. The solicitation and the offer to buy shares of Motive common stock will only be pursuant to an offer to purchase, letter of transmittal and related materials that Alcatel-Lucent, or a subsidiary thereof, intends to file with the U.S. Securities and Exchange Commission. Motive intends to file with the U.S. Securities and Exchange Commission and mail to its stockholders a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 in connection with the tender offer. When they are available, shareholders of Motive should read these materials carefully because they contain important information, including the terms and conditions of the tender offer. When they are available, shareholders will be able to obtain the offer to purchase, the letter of transmittal and related documents without charge from the U.S. Securities and Exchange Commission’s Website at www.sec.gov or from Motive’s Investor Relations department or the Investor Relations section of Motive’s website at http://ir.motive.com. Shareholders are urged to read carefully those materials when they become available prior to making any decisions with respect to the tender offer.

12515 Research Blvd.  |  Building 5  |  Austin, Texas 78759  |  Tel +1 512.339.8335  |  Fax +1 512.339.9040  |  www.motive.com